EXECUTIVE SUPPLEMENTAL BENEFIT AGREEMENT

          AGREEMENT made as of this 27th day of December, 1989, among NATIONAL PENN BANCSHARES, INC., a Pennsylvania business corporation having its principal place of business in Boyertown, Pennsylvania ("NPB") NATIONAL BANK OF BOYERTOWN, a national banking association having its principal place of business in Boyertown, Pennsylvania (the "Bank"), and WAYNE R. WEIDNER, an individual residing in Boyertown, Pennsylvania (the "Executive").

                             W I T N E S S E T H :

          WHEREAS, the Executive has been employed since July 1962 and is presently employed in the capacities of Treasurer of NPB and President and Chief Operating Officer of the Bank; and

          WHEREAS, the Executive has rendered many years of valuable service to NPB and the Bank and it is the desire of the Boards of Directors of NPB and the Bank that the Executive continue his employment in order that the experience he has gained and the management ability he has demonstrated will continue to be available to NPB and the Bank; and

          WHEREAS, to induce the Executive to remain employed, the Board of Directors of the Bank, by an Executive Supplemental Benefit Agreement dated June 24, 1987, provided the Executive with supplemental retirement benefits and salary continuation protection for the dependents of the Executive in the event of the Executive's death, which benefits and protection were guaranteed by NPB; and

          WHEREAS, the Boards of Directors of NPB and the Bank deem it advisable to amend and restate the 1987 Executive Supplemental Benefit Agreement to provide the Executive with certain additional benefits in the event of certain changes in control of NPB or the Bank so that the Executive will continue to attend to the business of NPB and the Bank without distraction in the face of the potentially disturbing circumstances arising therefrom.

                                   AGREEMENT

          NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and intending to be legally bound hereby, NPB the Bank and the Executive agree as follows:

          1. Definitions. The following terms have the meanings specified below:

             (a) "Affiliate" means any corporation which is included within a "controlled group of corporations" including NPB, as determined under
     Section 1563 of the Code.

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             (b) "Average Monthly Salary Base" means the total of the
     Executive's monthly Salary for the sixty (60) months immediately prior to the month in which (i) he attains the age of sixty-five (65), (ii) he elects early retirement, (iii) he voluntarily terminates his Employment prior to attaining the age of sixty (60), or (iv) his employment is terminated by the Employer at any time prior to a Change in Control or Ownership other than for Cause, as the case may be, divided by the number sixty (60).

             (c) "Bank" means National Bank of Boyertown, a national banking association, or any successor thereto as set forth in Section 13 hereof.

             (d) "Bank Retirement Plan" means the defined benefit pension plan maintained now or in the future for employees of the Bank or NPB.

             (e) "Cause" means as set forth in Section 5 hereof.

             (f) "Change in Control or Ownership" means:

                 (i) an acquisition by any "person" or 'group" (as those terms are defined or used in Section 13(d) of the Exchange Act, as enacted and in force on the date hereof) of "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act, as enacted and in force on the date hereof) of securities of NPB representing 24.99% or more of the combined voting power of NPB's securities then outstanding;

                 (ii) a merger, consolidation or other reorganization of the Bank, except where the resulting entity is controlled, directly or indirectly, by NPB;

                 (iii) a merger, consolidation or other reorganization of NPB, except where shareholders of NPB immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any such transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction are former members of NPB's Board of Directors;

                 (iv) a sale, exchange, transfer or other disposition of substantially all of the assets of the Bank to another entity, except to an entity controlled, directly or indirectly, by NPB;

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                 (v) a sale, exchange, transfer or other disposition of
          substantially all of the assets of NPB to another entity, or a corporate division involving NPB; or

                 (vi) a contested proxy solicitation of the shareholders of NPB which results in the contesting party obtaining the ability to cast 25% or more of the votes entitled to be cast in an election of directors of NPB.

             (g) "Code" means the Internal Revenue Code of 1986, as amended, and as the same may be amended from time to time.

             (h) "Designated Beneficiary" means the person designated by the Executive as his beneficiary under the Bank Retirement Plan, or in the absence of such a designation, his heirs at law.

             (i) "Disability" means the Executive's incapacitation by accident, sickness or otherwise which renders the Executive mentally or physically incapable of performing the services required of the Executive for three hundred sixty (360) consecutive days.

             (j) "Employer" means the Bank, NPB or any Affiliate which employs the Executive at any particular time.

             (k) "Employment" means the Executive's employment by the Bank, NPB or any Affiliate at any particular time.

             (1) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

             (m) "NPB" means National Penn Bancshares, Inc., the Pennsylvania corporation and bank holding company which is the parent of the Bank, or any successor thereto as set forth in Section 13 hereof.

             (n) "Normal Retirement Date" means the first day of the first calendar month following the Executive's 65th birthday.

             (o) "Salary" means the Executive's base salary established annually by the Board of Directors of the Employer, prior to any reduction of such salary pursuant to any contribution to a tax-qualified plan under Section 401(k) of the Code.

             (p) "Tax Change" means a change (i) in the ownership or effective control of NPB or (ii) in the ownership of a substantial portion of the assets of NPB,

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     determined pursuant to regulations promulgated under Section 28OG of the
     Code. Such term also means any similar change with respect to the Bank or an Affiliate, to the extent provided in such regulations.

          2. Supplemental Retirement Benefits.

             (a) Normal Retirement. If the Executive's Employment continues until he attains the age of sixty-five (65) and the Executive retires at age sixty-five (65), then the Employer of the Executive shall pay to the Executive monthly payments, each in an amount equal to sixty-five percent (65%) of the Average Monthly Salary Base, for a period of one hundred twenty (120) months, commencing on the Normal Retirement Date. If the Executive dies before he has received or commenced to receive all of such one hundred twenty (120) monthly payments, then the provisions of subsection 6(a) hereof shall apply.

             (b) Later Retirement. If the Executive's Employment continues until he attains the age of sixty-five (65) and, at the request of the Board of Directors of the Employer of the Executive, the Executive chooses to continue to perform services thereafter, for such compensation as may be mutually agreed upon at that time or from time to time, and if thereafter the Executive's Employment shall terminate for any reason, other than termination for Cause, then the Employer of the Executive shall pay to the Executive monthly payments, each in an amount equal to sixty-five percent (65%) of the Average Monthly Salary Base, for a period of one hundred twenty (120) months, commencing on the first day of the first calendar month following the Executive's termination of Employment. For purposes of this subsection 2(b) only, the "Average Monthly Salary Base" shall be the greater of (i) the total of the Executive's monthly Salary for the sixty
     (60) months prior to his attainment of age sixty-five (65) or (ii) the total of the Executive's monthly Salary for the sixty (60) months prior to his termination of Employment, divided by the number sixty (60). If the Executive dies before he has received or commenced to receive all of the payments to which he is entitled pursuant to this subsection 2(b), then the applicable provision of Section 6 hereof shall apply.

             (c) Early Retirement. If the Executive's Employment continues and the Executive elects to retire early between the ages of sixty (60) and sixty-five (65), then the Employer of the Executive shall pay to the Executive monthly payments, each in an amount equal to sixty-five percent (65%) of the Average Monthly Salary Base, reduced by an amount equal to one-quarter percent (1/4%) thereof for each month by which the date that benefit payments are to commence under this subsection 2(c) precedes the Executive's Normal Retirement Date, for a period of one

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     hundred twenty (120) months, commencing on the first day of the first calendar month following the Executive's early retirement. If the Executive dies before he has received or commenced to receive all of the payments to which he is entitled pursuant to this subsection 2(c), then the applicable provision of Section 6 hereof shall apply.

             (d) Voluntary Termination. If the Executive's Employment continues and prior to the Executive's attaining the age of sixty (60), the Executive voluntarily terminates his Employment or, if at any time prior to a Change in Control or Ownership the Executive is discharged for a reason other than Cause, then the Employer of the Executive shall pay to the Executive monthly payments, each in an amount equal to the Average Monthly Salary Base multiplied by a fraction (the numerator of which is the number of full years of the Executive's Employment from July 1962 to the date of termination of Employment and the denominator of which is the number forty-three (43)) and multiplied by sixty-five percent (65%), for a period of one hundred twenty (120) months, commencing on the first day of the calendar month selected by the Executive, provided that at such date he shall then be between the ages of fifty-five (55) and sixty-five (65). If the Executive dies before he has received or commenced to receive all of such one hundred twenty (120) monthly payments, then the applicable provision of Section 6 hereof shall apply.

          3. Resignation of Executive. If a change in control or ownership shall occur and if thereafter, at any time, there shall be:

                 (i) any involuntary termination of the Executive's employment (other than for Cause or Disability);

                 (ii) any reduction in the Executive's title, responsibilities, including reporting responsibilities, or authority, including such title, responsibilities or authority as such may be increased from time to time;

                 (iii) the assignment to the Executive of duties inconsistent with the Executive's office immediately prior to a Change in Control or ownership or as the same may be increased from time to time after a Change in Control or Ownership;

                 (iv) any reassignment of the Executive to a location farther than a thirty (30) minute commute by automobile from Boyertown, Pennsylvania;

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                 (v) any reduction in the Executive's annual base salary in effect immediately prior to a Change in Control or Ownership or as the same may be increased from time to time after a Change in Control or Ownership;

                 (vi) any failure to continue the Executive's participation, on substantially similar terms, in any of the incentive compensation or bonus plans of NPB or an Affiliate in which the Executive participated at the time of the Change in Control or Ownership or any change or amendment to any of the substantive provisions of any of such plans which would materially decrease the potential benefits to the Executive under any of such plans;

                 (vii) any failure to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the pension, life insurance, medical, health and accident, disability or other employee plans of NPB or an Affiliate in which the Executive participated immediately prior to a Change in Control or Ownership, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control or Ownership, unless such reduction relates to a reduction in benefits applicable to all employees generally;

                 (viii) any requirement that the Executive travel in performance of his duties on behalf of NPB or an Affiliate for a greater period of time during any year than was required of the Executive during the year preceding the year in which the Change in Control or Ownership occurred;

                 (ix) any failure of the Board of Directors of NPB or the Bank, respectively, to nominate the Executive for election as a member of the Board of Directors of NPB or the Bank, as the case may be, at the expiration of the Executive's then existing term;

                 (x) any sustained pattern of interruption or disruption of the Executive for matters substantially unrelated to the Executive's discharge of the Executive's duties on behalf of NPB or an Affiliate; or

                 (xi) any breach of this Agreement of any nature whatsoever on the part of NPB or the Bank;

then, at the option of the Executive, exercisable by the Executive within one hundred eighty (180) days of the occurrence of each and every of the forgoing events, the Executive nay resign from employment (or, if involuntarily terminated, give notice of intention to collect benefits hereunder) by delivering

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a notice in writing (the "Notice of Termination") to NPB and the Bank and the
provisions of Section 4 of this Agreement shall apply

          4. Continuing Compensation and Benefits.

                 (a) (i) If, at the time of termination of the Executive's employment in accordance with Section 3 hereof, a Tax Change has also occurred, NPB shall make a lump-sum cash payment to the Executive no later than thirty (30) days following the date of such termination in an amount ("X") determined pursuant to the following formula:
                                   D
          X = (2.99A - B) x (i + C) .

          For the purpose of the foregoing formula,

          A  = the Executive's base amount (determined pursuant to Code
               Section 280G(b)(3)(A)) on the date of the Tax Change;

          B = the present value of all other amounts which qualify as parachute payments under Code Section 280G(b)(2)(A) or (B) (without regard to the provisions of Code Section
               280G(b)(2)(A)(ii)), such present value to be determined pursuant to the provisions of Code Section 28OG;

          C = 120% times 0.5 times the lowest of the semiannual applicable federal rates (determined pursuant to Code Section 1274(d)) in effect on the date of the Tax Change, and

          D = the number of whole semiannual periods plus any fraction of a semiannual period from the later of the date of the Tax Change or the Change in Control or Ownership to the date of termination of the Executive's employment.

          Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if the amount determined under "B" above equals or exceeds 2.99 times the amount determined under "A" above, no payment shall be made to the Executive under this Section 4.

                 (ii) If, at the time of termination of the Executive's employment in accordance with Section 3 hereof, a Tax Change has not occurred, NPB shall make a lump-sum cash payment to the Executive no later than thirty (30) days following the date of such termination in an amount equal to (A) 2.99 times the lesser of (I) the Executive's base amount determined pursuant to the principles set forth in the regulations promulgated under Code Section 28OG(b)(3)(A) and as though a Tax

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          Change had occurred on the date of the Executive's termination of employment and (II) the Executive's base amount so determined but as though a Tax Change will occur in the calendar year following the date of the Executive's termination of employment, minus (B) any other amounts paid or payable within thirty (30) days following the Executive's termination of employment which would constitute (or be presumed to constitute) parachute payments under Code Section 280G(b)
          (2)(A) or (B) (without regard to the provisions of Code Section 280G(b)(2)(A)(ii)) if a Tax Change had occurred on the date of such termination of employment.

             (b) The Executive shall not be required to mitigate the amount of any payment provided for in subsection 4(a) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in subsection 4(a) be reduced by any compensation earned by the Executive as the result of employment by another employer or by reason of the Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise, except as otherwise provided therein.

             (c) Upon written request of the Executive, the Employer's obligation to make the payment under this Section 4 shall be secured in total (i) by a stand-by letter of credit obtained by NPB from a recognized financial institution the long-term obligations of which are rated, on the date of such request, investment grade or better by Standard & Poor's Corporation or Moody's Investors Service, Inc. or (ii) by such other security as the Executive shall approve, obtained within ten (10) days of the Executive's written request following a Change in Control or Ownership.

             (d) NPB shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel and expenses included in connection with an arbitration or in other litigation or appeal) incurred by the Executive as a result of (i) his delivery of a Notice of Termination or (ii) his seeking to obtain or enforce any right or benefit provided by this Agreement.

          5. Termination for Cause. The Employer may terminate the Executive's Employment for "Cause." For purposes of this Agreement, "Cause" means the occurrence of either of the following:

             (a) the Executive's conviction of, or plea of guilty or nolo contendere to, a felony or a crime of falsehood or involving moral turpitude; or

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             (b) the willful failure by the Executive to substantially perform his duties to the Employer, other than a failure resulting from the Executive's incapacity as a result of the Executive's Disability, which willful failure results in demonstrable material injury and damage to the Employer. Notwithstanding the foregoing, the Executive's Employment shall not be deemed to have been terminated for Cause if such termination took place as a result of:

                 (i) questionable judgment on the part of the Executive;

                 (ii) any act or omission believed by the Executive in good faith, to have been in or not opposed to the best interests of the Employer; or

                 (iii) any act or omission in respect of which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the By-laws of NPB, or the laws of the Commonwealth of Pennsylvania, or the directors and officers' liability insurance of NPB or any Employer, in each case as in effect at the time of such act or omission.

If the Executive's Employment is terminated for Cause, all rights of the Executive under this Agreement shall cease as of the effective date of such termination, except that the Executive (i) shall be entitled to receive accrued Salary through the date of such termination and (ii) shall be entitled to receive the payments and benefits to which he is then entitled under the employee benefit plans of the Employer or any Affiliate thereof as of the date of such termination.

          6. Provisions for Protection of Designated Beneficiary.

             (a) Continuation of Payments. If the Executive shall become entitled to payments under the provisions of Sections 2 or 4 hereof and shall die before receiving all of the payments that he is entitled to receive, then the remaining payments shall be made to the Executive's Designated Beneficiary.

             (b) Special Payments. If the Executive shall die while employed by an Employer at a time when he was eligible to have previously retired pursuant to subsection 2(b) or 2(c) hereof or to have previously terminated his Employment voluntarily pursuant to subsection 2(d) hereof, then for purposes of this subsection 6(b), the date of the Executive's death shall be deemed to be the date of an election by the Executive to retire from, or voluntarily terminate his, Employment. In such event, the Employer

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     shall pay to the Designated Beneficiary monthly payments as provided in subsection 2(b), 2(c) or 2(d), as the case may be.

          7. Employee Benefits. The Executive will be entitled to participate in all employee benefit programs of the Employer and any Affiliate thereof including, without limitation, the pension and profit-sharing plans, medical insurance programs and group life insurance programs as may from time to time be in effect. The payments to be made under Sections 2 or 6 of this Agreement shall be reduced by any amount concurrently payable to the Executive or to the Designated Beneficiary pursuant to the Bank Retirement Plan. Any payments to be made under this Agreement shall not be deemed Salary or other compensation to the Executive for the purpose of computing benefits to which he may be entitled under any pension plan or other arrangement of the Employer or any Affiliate thereof for the benefit of their employees.

          8. Arbitration. Any dispute or controversy arising out of or relating to this Agreement and any controversy as to a termination for Cause shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Reading, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

          9. Exclusive Benefit. Neither the Executive nor his spouse nor any other Designated Beneficiary, shall have the right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payment and the right thereto are expressly declared to be non-assignable and nontransferable. In the event of any attempted assignment or transfer, the Employer shall have no further liability hereunder. The interest of any beneficiary in any benefits hereunder shall not be subject to attachment, execution or sequestration for any debts, contracts, obligations or liabilities of any beneficiary and shall not be subject to pledge, assignment, conveyance or attachment.

          10. Unsecured General Creditor. If the Employer shall acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that neither the Executive nor his spouse nor any other Designated Beneficiary shall have any right with respect to, or claimed against, such policy or other asset, and that the Executive shall remain at all times an unsecured general creditor with respect to any amount payable hereunder. The Provisions of this section 10 shall not apply with respect to any security obtained by NPB under subsection 4(c) of this Agreement.

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          11. Notices. Any notice required or permitted to be given under this
Agreement shall be properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the Executive's residence in the case of any notice to the Executive, or to the principal office of the Bank, in the case of any notice to the Employer.

          12. Entire Agreement. This Agreement contains the entire agreement relating to the subject matter hereof and may not be modified, amended or changed orally but only by an agreement in writing, consented to in writing by NPB, and signed by the party against whom enforcement of any modification, amendment or change is sought.

          13. Benefits.

             (a) This Agreement shall be binding upon and inure to the benefit of NPB, the Bank and their respective successors and assigns. Each of NPB and the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of NPB or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that NPB or the Bank would be required to perform it if no such succession had taken place. Failure to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 3 of this Agreement shall apply. As used in this Agreement, "NPB" or "the Bank" shall mean NPB or the Bank as defined previously and any successor to the business and/or assets of NPB or the Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

             (b) This agreement shall be binding upon and inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.

          14. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

          15. Headings. The headings of the sections and subsections hereof are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the sections or subsections of this Agreement.

          16. Termination of 1987 Agreement. This Agreement replaces and supersedes in its entirety the Executive

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Supplemental Benefit Agreement dated June 24, 1987 between the Executive and the
Bank.

     IN WITNESS WHEREOF, NPB and the Bank have each caused this Agreement to be executed on its behalf by its duly authorized officers, and the Executive has hereunto set his hand and seal, as of the day and year first above written.




                                       NATIONAL PENN BANCSHARES, INC.

(SEAL)                                 By /s/ James K. Boyer
                                          -----------------------------
                                       Attest: /s/ Sandra L. Spayd
                                               ------------------------


                                       NATIONAL BANK OF BOYERTOWN

(SEAL)                                 By /s/ James K. Boyer
                                          -----------------------------
                                       Attest: /s/ Sandra L. Spayd
                                               ------------------------
Witness:

/s/ Sandra L. Spayd                    /s/ Wayne R. Weidner
---------------------------            ---------------------------------  (SEAL)
                                             Wayne R. Weidner


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